Exhibit 10.11

Bizhen chen

Keyan Yan

and

Vast Billion Investment Limited

Share Purchase Agreement

December 28, 2010

This share purchase agreement (“Agreement”) is executed on December 28, 2010 in Shishi, China by the following parties:

(1) Bizhen Chen, PRC (excluding Hong Kong, Macau and Taiwan, hereinafter referred to as “China”) domestic resident, ID No. 359002197508241028, Address is No. 51 Yu Pu Yi Qu, Bao Gai Town, Shishi, Fujian Province

(2) Keyan Yan, China domestic resident, ID No. 340825197206111314, Address is No. 51 Yu Pu Yi Qu, Bao Gai Town, Shishi, Fujian Province

(Bizhen Chen and Keyan Yan are collectively referred to as Party A)

(3) Vast Billion Investment Limited is a company incorporated in Hong Kong whose registered office is Rooms 201-3 & 205, 2nd Floor, China Insurance Group Building, No. 141 Des Voeux Road Central, Homg Kong. Chan Sun Keung is the shareholder of its only one issued share and is fully paid up. (hereinafter referred to as Party B)

(Party A and Party B shall be respectively referred to as One Party, the Other Party, and collectively referred to as Both Parties.)

Whereas:

(A) Hongri (Fujian) Sports Goods Co., Ltd.(hereinafter referred to as the “Company”), a limited liability company established under the PRC law and in good standing. Its registered capital is RMB 5 million. Party A is the shareholder of the Company. Bizhen Chen and Keyan Yan holds the 50% of the equity interest respectively. Its business scope is processing, manufacture and sale of the sports clothing.

(B) Party B proposes to acquire 100% equity interests held by Party A (“Acquired Shares”), Party A agrees to such acquisition (“Share Acquisition”).

Both parties agreed as follows:

1. Share Acquisition

1.1 Party A shall deliver and Party B shall obtain the Acquired Shares and all rights and obligations attached hereto. After the completion of the Share Acquisition, Party B shall hold 100% of equity interest in the Company.

1.2 There is no encumbrance in the Acquired Shares.

1.3 Representations and warranties made by Party A to Party B:

(i) it has the necessary authority and qualification to execute this Agreement;

(ii) the clauses of this Agreement shall be binding to it once approved by the authority

(iii) exercise of the rights and fulfillment of the obligation under the Agreement by it shall not violate any binding laws and other executed agreements.

1.4 Representations and warranties made by Party B to Party A:

(i) it has the necessary authority and qualification to execute this Agreement;

(ii) the clauses of this Agreement shall be binding to it once approved by the authority

(iii) exercise of the rights and fulfillment of the obligation under the Agreement by it shall not violate any binding laws and other executed agreements.

2. Consideration

The consideration for the Share Acquisition by Party B shall be based on the valuation of the net assets in the valuation report entitled Min Kai Ping Bao Zi [2010] No. 0180 issued by Fujian Kaicheng Asset Valuation Co. Ltd. dated November 18, 2010.

3. Condition Precedent

The obligations of both parties under the Agreement depends on the satisfaction of the following condition precedent:

(i) Share Acquisition, this Agreement and the Company’s new articles of association or amendments to the articles of association are approved by the relevant authority (“Approving Authority”)

(ii) Approving Authority issues the Approval Certificate of Foreign Invested Enterprises of PRC (“Approval Certificate”)

(iii) Relevant AIC issues new business license for enterprise legal person (“Business License”) to reflect such Share Acquisition.

4. Closing

4.1 Party B shall pay RMB 4.06 million in full in foreign exchange cash within 3 months after the Business License is issued by AIC (the “Closing”).

4.2 During the Closing,

Party A shall deliver the following documents to Party B:

(i) Approval made by the Approving Authority approving the Share Acquisition, this Agreement and the Company’s new articles of association or amendments to the articles of association;

(ii) Approval Certificate issued by the Approving Authority

(iii) New Business License issued by AIC

5. Both parties’ rights and obligations

5.1 Party A’s rights and obligations

(i) Party A shall deal with the approval and registration matters for Share Acquisition within 30 days from the execution of this Agreement;

(ii) Party A shall have the right to obtain the consideration.

5.2 Party B’s rights and obligations

(i) Party B shall pay the consideration according to this Agreement on a timely basis

(ii) After paying the consideration in full, Party B shall be the sole shareholder of the Company and obtain all the rights.

6. Labor matters involved in the Share Acquisition

After the Share Acquisition, the original legal address remains the same with 30 years’ operation time limit. The business scope is adjusted to manufacture and wholesale of sports clothing. The name of the Company remains the same and so is the functional organization of the Company. Party B decides that after the Share Acquisition, the Company’s original employees’ positions, compensation, related social insurances and labor contracts remain the same.

7. Language

This Agreement shall be entered into in Chinese. This Agreement shall have six originals. Bizhen Chen, Keyan Yan and Party B shall each hold one. The remaining shall be used for the submission to the Approving Authority and AIC and for record by the Company.

8. Breach liability

Both parties shall implement this Agreement in good faith. If either party defaults and fails to correct it within a reasonable time limit, the other party shall have the right to cease this Agreement. The default party shall compensate for all the losses that the other party suffers from.

9. Jurisdiction

This Agreement shall adopt PRC laws and be interpreted accordingly.

10. Dispute resolution

Any disputes, disagreements or claims arising from this Agreement or in relation to this Agreement shall be resolved by both parties in friendly negotiation, if there is no result, such dispute, disagreement or claim shall be submitted to the local people’s court for decision.

11. Complete agreement

This Agreement shall be the complete agreement and shall replace all previous oral or written agreements, declaration, memo, undertaking or understanding.

12. Effect

This agreement shall be executed by Party B’s official authorized representative and Party A and take effective on the date of approval by the Approving Authority.

This Agreement has been executed on the date first above written.

Party A:

______________

Bizhen Chen

_______________

Keyan Yan

Party B:

________________________________

Vast Billion Investment Limited